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TEGNA INC.

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The following press release was issued by TEGNA Inc. on January 21, 2020.

FOR IMMEDIATE RELEASE

January 21, 2020

TEGNA Issues Letter to Shareholders

Tysons, VA - TEGNA Inc. (NYSE: TGNA) today issued a letter to its shareholders highlighting TEGNA’s successful strategic evolution as well as its recent strong performance and future growth opportunities in light of Standard General LP’s nomination of four candidates for election to the TEGNA Board of Directors. The letter addresses the serious concerns of TEGNA’s highly qualified and recently refreshed Board about Standard General and its Founding Partner, Mr. Soohyung Kim.

TEGNA also made available a fact sheet here: http://investors.tegna.com/static-files/9959f0da-7dbe-4020-b67f-747626ef0e31.

The text of the letter is below:

Dear Fellow TEGNA Shareholders,

Over the past several years, TEGNA has transformed its portfolio to become a pure-play broadcasting company, adding more than 40 stations in attractive markets and divesting non-core assets. As a result of this strategic evolution, TEGNA has generated attractive revenue and cash flow growth, reduced economic cyclicality and delivered value for shareholders.

TEGNA is now one of the largest U.S. broadcasting groups and a leading local news and media content provider in the markets we serve. Through the combination of our growing subscription and political revenues and our proven M&A track record, TEGNA is generating substantial free cash flow and shareholder value. Further, as a preferred M&A partner, TEGNA is well positioned to benefit as a platform for further industry consolidation.

The successful execution of TEGNA’s strategy has delivered significant shareholder value. With the completion of our transformation into a pure-play broadcasting company following separation from Gannett in 2015, the spinoff of Cars.com in June 2017 and the sale of our remaining stake in CareerBuilder in July 2017, TEGNA today is a fundamentally different company and has outperformed its peers.

Post-transformation into a pure-play, TEGNA’s two-year total shareholder return (TSR) in 2018-2019 was 23.6% relative to the peer median of 3.1%.1 Moreover, our one-year TSR in 2019 was 56.4% compared to the peer median of 29.0%. These are the appropriate time periods to evaluate the success of our current strategy, which was implemented after exiting our previously owned publishing and digital businesses. With our recent report of quarterly outperformance on January 9,2 the upward momentum of our stock price has continued into 2020.

TEGNA is focused on five pillars of value creation – best-in-class operations, disciplined pursuit of M&A opportunities, innovation and expansion into adjacent businesses, maintaining a strong balance sheet and rapidly de-levering, and producing strong financial performance. We delivered revenues of ~$2.3 billion and Adjusted EBITDA3 of more than $700 million in 2019, and are positioned to take advantage of robust growth opportunities in 2020 and beyond.

A CONFLICTED INVESTMENT FIRM IS DEMANDING SEATS ON

TEGNA’S BOARD OF DIRECTORS

Since Standard General’s disclosure in August 2019 of a position in TEGNA, our Board and management team have met on multiple occasions with Mr. Soohyung Kim, Standard General’s Founding Partner, to learn about his perspective on TEGNA. In those meetings, Mr. Kim demanded a board seat for himself, but offered no concrete ideas to create shareholder value.

TEGNA’s Board thoroughly evaluated Mr. Kim as a potential director. Board members, including the independent Chairman and members of the Nominating and Governance Committee, held several meetings with him, interviewed a number of people who have served with him on other boards (including those he offered as references), and conducted a detailed assessment of his track record and current investments in the broadcasting industry.

Based on this in-depth evaluation, the Board has serious concerns about Mr. Kim’s prior board service. Many who know him well commented on his track record of endorsing and executing corporate actions in favor of his own interests to the detriment of other shareholders, as well as a dismissive attitude toward the perspectives of other directors.

As further described below, the Board is also concerned that Mr. Kim’s significant investments in and influence over other broadcasting companies would create a conflict of interest as a TEGNA director, including with respect to potential investment opportunities in the sector. We believe that it is highly inappropriate for another industry operator to have access to TEGNA’s proprietary information, including our M&A pipeline, product development plans, R&D efforts, and partnership and affiliation strategies. Accordingly, the Board has unanimously determined that adding Mr. Kim to the Board is not in the best interests of TEGNA and its shareholders.

[1]

Total shareholder return includes impact of stock price performance and reinvested dividends; spin-offs treated as a cash dividend at time of spin, but excludes stock performance of spun entity. Peer set is E.W. Scripps, Gray TV, Meredith, Nexstar and Sinclair.

[2]	1/9/2020, http://investors.tegna.com/news-releases/news-release-details/tegna-announces-strong-preliminary-fourth-quarter-results
[3]

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income attributable to the Company before (1) provision for income taxes, (2) interest expense, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) acquisition-related costs, (7) spectrum repacking reimbursements and other, (8) depreciation and (9) amortization

While Mr. Kim’s strategy to create shareholder value is not clear, our dialogue with him suggests he thinks there is easy money to be made through “transformative” M&A that only he knows how to source and execute. What is clear to us is that our highly qualified Board and management team have a proven track record of proactively evaluating strategic alternatives, deep experience executing strategic, accretive M&A, and strong relationships with industry participants. The Board is open to all paths to create value and has the independence and expertise to analyze strategic opportunities from the perspectives of all shareholders.

The Board remains open to hearing Mr. Kim’s perspectives on TEGNA’s business as a shareholder. Additionally, the Board will evaluate the three other Standard General nominees, who Mr. Kim identified for the first time on January 15.

TEGNA IS DELIVERING FOR SHAREHOLDERS

Our strategy is delivering growth and profitability – 2019 was another strong year for TEGNA and our shareholders. The TEGNA team built on its track record of operational excellence, meeting guidance of subscription revenue growth in the high teens while improving overall revenue mix. In addition to subscription growth, our premium over-the-top (OTT) ad network Premion is delivering double-digit revenue increases.

Through our sharp focus on operations, we have achieved ~33% Adjusted EBITDA margins over the last 12 months and we continue to benefit from sharing our operational expertise with each of the stations we acquire, innovating our content and executing on our go-to-market strategy.

TEGNA’s 2019 M&A activity was successful on a number of metrics. Our disciplined approach to acquiring new assets generated significant value, without impacting our flexibility to acquire additional stations in the years ahead. The $1.5 billion in completed transactions in 2019 are immediately accretive to free cash flow and we expect they will be accretive to EPS within nine months. They are also expected to provide annualized revenues of ~$500 million, Adjusted EBITDA of ~$200 million, and free cash flow of ~$100 million, all on a two-year average basis. These and previous transactions have helped drive our outperformance versus peers since becoming a pure-play in 2017.

A STRONG FOUNDATION FOR FUTURE GROWTH

Looking ahead, we expect the momentum from our organic growth and recent acquisitions to further strengthen our business in 2020 and beyond.

Our portfolio has been strategically constructed to take advantage of increasing “even” year political spending with stations in many high-spend battleground states. Coupled with Premion’s capability to address OTT viewers in and outside of TEGNA markets, we are well positioned for future election cycles. In 2020 alone, we expect TEGNA to capture at least $300 million in high-margin political advertising revenue.4

[4]	1/9/2020, http://investors.tegna.com/news-releases/news-release-details/tegna-announces-strong-preliminary-fourth-quarter-results

TEGNA has also been successful in generating durable subscription revenues in recent years and we anticipate another strong year ahead. Due to the current subscription fee repricing cycle, we expect to generate at least mid-twenties percentage growth in 2020.

Together, our high-margin political and subscription revenues are expected to comprise ~50% of total two-year revenues in 2019/2020, with an even higher percentage thereafter. We are on track to achieve our recently increased guidance for free cash flow as a percent of revenue of 19-20% over the 2019/2020 and 2020/2021 periods.5

Our strong free cash flow enables us to rapidly de-lever following transactions while paying an attractive quarterly dividend. This active management of our balance sheet includes the recent completion of two debt refinancings, taking advantage of the low interest rate environment to reduce interest expense and improve our financial flexibility. We plan to de-lever to ~4.0x by year-end 2020, enabling TEGNA to continue to play a key role as an industry consolidator in the years ahead.

CREATING SUBSTANTIAL SHAREHOLDER VALUE THROUGH M&A

We maintain a disciplined approach to M&A, acquiring high-quality assets in broadcasting as well as in compelling adjacent businesses that overlap with our existing broadcasting footprint. We seek to acquire assets that are synergistic and expected to be accretive to earnings and free cash flow, while producing attractive returns. Over the past three years, the transactions we have completed have been at or below market trading multiples of approximately 7.8x (6.7x on a tax-adjusted basis).6 We are well positioned to complement our strong organic growth prospects by taking advantage of additional M&A opportunities.

•

Ample headroom under FCC cap. We have significant capacity for further M&A due to the ample headroom we have under the FCC’s household ownership cap. Our recent acquisitions have been efficient, adding significant revenues, EBITDA, and free cash flow while using only three points of cap headroom.

•

Repeatable strategy proven over many transactions. We prioritize high-quality assets that fit well with our geographic and affiliate portfolio and have clear and achievable synergies. We acquire these assets at attractive multiples (at or below market trading levels) and integrate them efficiently to deliver on clearly identified synergies and drive near-term EPS and free cash flow accretion more effectively than our peers. It is industry practice to reflect buyer multiples with and without tax benefits, including synergies. Our buyer multiples reflect the superior value we are able to extract by applying our top-of-the-market retransmission rates to acquired assets. We also generate incremental synergies as we add acquired stations to our Premion business and place Daily Blast LIVE, our daily interactive TV and digital program, on new stations at no incremental programming cost.

[5]	12/3/2019, http://investors.tegna.com/static-files/ebb81f96-4461-4c9c-aa7e-eb3078a84d7d
[6]	Multiple of EBITDA on a trailing two-year calendar basis.

•

M&A strategy driven by our top-of-the-market retransmission rates. We are a leading broadcaster in the large markets we serve, and through repricing 85% of our paid subscribers (50% in 4Q 2019 and another 35% expected in 2020), we have top-of-the-market rates for our portfolio of Big Four affiliates. As our retransmission rates increase, so do our “mechanical” synergies, which we recognize when we acquire smaller businesses that have less scale to leverage in negotiations with distributors.

•

Reputation as a partner of choice to independent broadcasters. Independent broadcasters have sought us out and we have executed significant acquisitions with limited competition from peers. This allows us to close transactions at attractive valuations and deliver great outcomes for our shareholders and partners.

THE TEGNA BOARD IS OPEN TO ALL PATHS TO CREATE VALUE

We are confident that our strategy will continue to deliver substantial value to TEGNA shareholders. Of course, the Board takes seriously its fiduciary responsibilities and would thoroughly evaluate any bona fide proposal at an attractive valuation.

In an attempt to discredit the Board and advance his candidacy, Mr. Kim falsely alleged that there has been a “rebuff of an acquisition proposal at a premium valuation from a credible buyer.”7 TEGNA has received no such proposal.

As we disclosed last August, Apollo approached us twice in 2019.8

First, the day before our fourth quarter earnings release in February 2019, Apollo expressed interest in acquiring TEGNA at a premium without specifying a price. The following day, our stock price increased significantly after we released strong earnings. Apollo never followed through with a specific acquisition proposal.

In June 2019, we received a second approach from Apollo, but this time it was for us to acquire Cox Media Group from them at a significant premium to what they had just agreed to pay in an auction, even though they had not yet closed the transaction. We met with Apollo shortly thereafter to explore this possible transaction, but there was no proposal that would generate value for TEGNA’s shareholders.

We remain open to discussing potential transactions with Apollo or anyone else, but would only pursue a transaction if it is in the best interests of our shareholders.

[7]	1/15/2020, https://www.prnewswire.com/news-releases/standard-general-to-nominate-slate-of-four-highly-qualified-diverse-director-candidates- for-election-at-tegnas-2020-annual-meeting-300987452.html
[8]	8/21/2019, https://www.tegna.com/tegna-comments-on-past-interactions-with-apollo/

TEGNA’S HIGHLY QUALIFIED, ENGAGED AND DIVERSE BOARD

HAS A PROVEN TRACK RECORD

TEGNA’s highly qualified, engaged and diverse Board is comprised of industry leaders with significant experience in areas that are highly relevant for evaluating TEGNA’s strategy and portfolio, including M&A execution and integration, technology, management and leadership, operational expertise, and broadcasting. The Board has a strong track record of objectively evaluating opportunities to create shareholder value and has taken decisive action to transform TEGNA’s portfolio to ensure continued success in an evolving industry landscape.

Since 2013, the Board has overseen numerous transformative and value-driving transactions (all accretive in less than 12 months):

•	2013 – Acquisition of Belo

•	2014 – Acquisition of six TV stations from London Broadcasting

•	2015 – Separation of broadcasting/digital assets from publishing assets

•	2017 – Spin-off of Cars.com

•	2017 – Sale of CareerBuilder

•	2018 – Acquisition of two TV and two radio stations from Midwest Broadcasting

•	2019 – Acquisition of TV stations in Toledo and Midland-Odessa

•	2019 – Acquisition of remaining 85% of multicast networks Justice and Quest

•	2019 – Acquisition of two TV and two radio stations from Dispatch Broadcast Group

•	2019 – Acquisition of 11 TV stations from Nexstar Media Group

The TEGNA Board is committed to strong ESG practices and is driven by the Company’s strongly held purpose to serve the greater good of our communities and to make a difference in our work, our company and our communities. Under the Board’s leadership, the Company maintains a dedication to investigative journalism, ensures its journalists adhere to the highest standards of ethics and journalistic integrity and engages with local communities through outreach and corporate giving.

As part of its dedication to strong corporate governance, TEGNA’s Board engages in a thoughtful refreshment process to ensure the appropriate mix of skills and experience to execute our long-term strategy and create shareholder value. We have added six highly qualified directors over the past five years and three since December 2017. We strive for a balance between fresh perspectives and institutional knowledge, and will continue to seek out directors who will add relevant skills and experience to drive value creation for all TEGNA shareholders.

STANDARD GENERAL’S TRACK RECORD AND CURRENT OWNERSHIP IN

COMPETITORS PRESENT VERY SERIOUS CONCERNS

While we welcome constructive ideas and feedback from all of our shareholders, based on Mr. Kim’s current investments and what we learned about his previous track record with other companies, we believe he would be conflicted and unlikely to transcend his own self-interest to act in the best interests of TEGNA shareholders.

Mr. Kim’s investments in and significant influence over Standard Media Group and Mediaco Holding – two budding competitors in the broadcast space – are concerning due to serious conflicts that we believe he has with TEGNA’s business.

Standard Media Group	Mediaco Holding

•  Former Media General COO Deborah McDermott, one of Standard General’s nominees for the TEGNA Board, founded Standard Media with Mr. Kim when it announced the acquisition of nine stations from Sinclair Broadcast Group as part of Sinclair’s failed acquisition of Tribune Media. Standard Media was disclosed as an affiliate of Standard General at the time of this announcement.

•  Standard Media has since acquired two TV stations from Citadel Communications and has announced the pending acquisition of nine TV stations, news production assets, and 15 radio stations from Waypoint Media, LLC and Vision Communications LLC.

•  “We look at this acquisition as the first of many as we work to create a new competitive player in the consolidating broadcast TV industry…” said Deborah McDermott at the time of the Citadel Communications acquisition.[9]

•  Mediaco Holding is a broadcasting media company formed “for the benefit of Standard General and [Emmis] shareholders.… The business strategy of Mediaco will be directed by Standard General.”[10]

•  Standard General owns ~76% of Mediaco and controls ~97% of the shareholder vote.[11]

•  At the time of Mediaco’s announced combination with Emmis, Mr. Kim stated, “These stations will form the foundation for a new public company that will invest in media assets and build on our successful track record of media investments.” [12]

•  “He wants to make this a major company… We’re getting a lot of cash, and [Soo is getting] a launching pad,” said Mediaco CEO Jeff Smulyan on Mr. Kim’s ambitions for Mediaco.[13]

Also concerning is Mr. Kim’s record of poor shareholder returns and negative outcomes at companies where he and other Standard General representatives held Board seats. Key examples, which have all been widely reported (see footnotes), include:

•

American Apparel: The company filed for bankruptcy only 15 months after three Standard General directors were appointed to the company’s board – a Standard General insider as well as two other executives connected to Standard General, including the former CEO of RadioShack, another company where Standard General was involved and where other investors lost money (see below). Litigation by American Apparel shareholders against Standard General ensued.[14]

[9]	5/16/2019, https://www.broadcastingcable.com/news/standard-media-buying-two-citadel-stations
[10]	7/11/2019 https://www.sec.gov/Archives/edgar/data/783005/000156459019024773/emms-ex992_80.htm
[11]	11/8/2019 https://www.sec.gov/Archives/edgar/data/1784254/000104746919006549/a2240178z8-k.htm
[12]	7/1/2019, https://www.prnewswire.com/news-releases/emmis-announces-agreement-to-form-new-public-company-with-standard-general- 300878359.html
[13]	7/1/2019, https://www.rbr.com/meet-the-man-who-created-mediaco-with-jeff-smulyan/
[14]	10/5/2015, https://www.wsj.com/articles/american-apparel-filing-shines-light-on-hedge-fund-standard-general-1444088326

•

Media General: As lead independent director of Media General, Mr. Kim reportedly pushed for Media General (with a divided board) to buy Meredith Corp. despite proposals from Nexstar to buy Media General at a premium. Mr. Kim was reportedly “biased toward” a transaction with Meredith that was criticized by shareholders for both poor strategic rationale and inadequate price. Shareholders publicly complained about Media General’s poor M&A process. The Media General Board reportedly sidelined Mr. Kim as it eventually struck an alternative deal with Nexstar Media Group.[15] While Media General shareholders did well in the end, their return was in spite of Mr. Kim’s actions, not as a result of them.

•

RadioShack: Standard General, which took a 9.8% position in RadioShack in early 2014, acquired the company through bankruptcy in May 2015 and liquidated it later that year, wiping out other investors.[16]

•

Twin River Worldwide Holdings: Mr. Kim served on the Board of Twin River when the company launched a tender offer in 2016 that was alleged to be part of “an undisclosed buyback scheme” which would have increased Standard General’s ownership position while diluting other shareholders.[17] These actions spawned a lawsuit from another large shareholder against the Board (including Mr. Kim) that is ongoing.

In short, in our view, adding Mr. Kim to the TEGNA Board would add significant risk and uncertainty, potentially placing the interests of a conflicted investor ahead of the interests of all other TEGNA shareholders.

A VOTE FOR TEGNA’S HIGHLY QUALIFIED BOARD

IS A VOTE FOR VALUE CREATION

TEGNA is executing on its proven strategy to generate value through organic growth and targeted M&A. As a best-in-class operator in the markets we serve, with top-of-the-market retransmission rates and TSR performance well above our peers, TEGNA is delivering for shareholders.

We will communicate regularly with you in advance of the 2020 Annual Meeting and thank you for your support.

Howard D. Elias	Dave Lougee
Chairman of the Board	President and Chief Executive Officer

[15]	12/16/2015, https://nypost.com/2015/12/16/nexstar-muses-buyout-of-media-general/
[16]	8/31/2015, https://www.wsj.com/articles/radioshack-creditors-sue-hedge-fund-standard-general-1441051525
[17]	1/13/2019, https://news.bloomberglaw.com/mergers-and-antitrust/twin-river-board-officers-dodge-most-of-stock-buyback-suit

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 62 television stations in 51 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

Non-GAAP Measures

TEGNA uses non-GAAP financial performance measures, including adjusted EBITDA, to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures and should be read together with financial information presented on a GAAP basis. TEGNA believes that each of the non-GAAP measures presented provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. TEGNA also believes these non-GAAP measures are frequently used by investors, securities analysts and other interested parties in their evaluation of our business and other companies in the broadcast industry.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements. Economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). We disclaim any obligation to update these forward-looking statements other than as required by law.

Important Additional Information

TEGNA intends to file a proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2020 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in TEGNA’s proxy statement for the 2019 Annual Meeting of shareholders, filed with the SEC on March 11, 2019 (the “2019 Proxy Statement”). To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the 2019 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019 and in TEGNA’s Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended December 31, 2019 filed with the SEC on May 9, 2019, August 6, 2019 and November 7, 2019, respectively. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2020 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING TEGNA’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the Company’s website, https://www.tegna.com.

# # #

For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

George Sard/Stephanie Pillersdorf

Sard Verbinnen & Co.

212-687-8080

TEGNA-SVC@SARDVERB.com

For investor inquiries, contact:

John Janedis, CFA

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com